EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Modern Controls, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-27730, 33-42255 and 33-49752) on Form S-8 of Modern Controls, Inc. of our reports dated February 14, 1997, relating to the consolidated balance sheets of Modern Controls, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 1996, which reports appear in or are incorporated by reference in the December 31, 1996 annual report on Form 10-K of Modern Controls, Inc.

KPMG Peat Marwick LLP

Minneapolis, Minnesota
March 24, 1997